Exhibit 99.1

CONTACT:
John C. Wobensmith
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

New York, New York, July 31, 2013 - Genco Shipping & Trading Limited (NYSE: GNK) (“Genco” or the “Company”) today reported its financial results for the three and six months ended June 30, 2013.

The following financial review discusses the results for the three and six months ended June 30, 2013 and June 30, 2012.

Second Quarter 2013 and Year-to-Date Highlights

•	Recorded net loss attributable to Genco for the second quarter of $45.4 million, or $1.05 basic and diluted loss per share;

•	Maintained cash position of $79.7 million on a consolidated basis, including restricted cash;

o	$56.0 million at Genco Shipping & Trading Limited, including restricted cash;
o	$23.7 million at Baltic Trading Limited; and

•	Continued a short-term time charter strategy by fixing vessels on spot market-related time charters with the option to convert to a fixed rate and on short-term charters while the market remains volatile.

Financial Review: 2013 Second Quarter

The Company recorded net loss attributable to Genco for the second quarter of 2013 of $45.4 million, or $1.05 basic and diluted loss per share. Comparatively, for the three months ended June 30, 2012, net loss attributable to Genco was $27.7 million, or $0.65 basic and diluted loss per share.

EBITDA was $11.2 million for the three months ended June 30, 2013 versus $26.8 million for the three months ended June 30, 2012.

Robert Gerald Buchanan, President, commented, “During the second quarter, Genco continued to operate a large and modern drybulk fleet in a cost-effective manner as daily vessel operating expenses were below management’s budget for the fourth consecutive quarter. Our efficient cost structure enhances Genco’s ability to operate in a challenging drybulk market.”

Genco’s voyage revenues decreased to $44.9 million for the three months ended June 30, 2013 versus $62.1 million for the three months ended June 30, 2012, mainly due to lower charter rates achieved by the majority of the vessels in our fleet. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet decreased to $7,526 per day for the three months ended June 30, 2013 compared to $11,067 per day for the three months ended June 30, 2012. The decrease in TCE rates resulted from lower charter rates achieved in the second quarter of 2013 versus the same period in 2012 for the majority of the vessels in our fleet. Although the pace of vessel deliveries has declined in 2013, excess vessel supply together with uncertainty regarding global growth prospects contributed to a soft freight rate environment during most of the second quarter.  Beginning in mid-June, however, increased iron ore cargoes from Brazil coupled with firm coal and grain fixture volume helped provide support to freight rates.

Total operating expenses decreased to $72.8 million for the three months ended June 30, 2013 from $73.4 million for the three-month period ended June 30, 2012 as a result of lower vessel operating expenses partially offset by higher voyage expenses. Vessel operating expenses were $26.8 million for the second quarter of 2013 compared to $29.5 million for the same period in 2012. The decrease in vessel operating expenses was primarily due to lower maintenance related expenses for the second quarter of 2013 versus the same period in 2012.

Depreciation and amortization expenses marginally increased to $34.7 million for the second quarter of 2013 compared to $34.5 million for the second quarter of 2012. General, administrative and management fees were $8.5 million in the second quarter of 2013 and $8.4 million in the second quarter of 2012.

Daily vessel operating expenses, or DVOE, decreased to $4,744 per vessel per day during the second quarter of 2013 as compared to $5,232 per vessel per day for the second quarter of 2012, mainly due to lower maintenance related expenses during the second quarter of 2013 compared to the same period in 2012. Our second quarter of 2013 DVOE is below our budget established at the beginning of the year. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s expectations, our DVOE budget for 2013 is $5,250 per vessel per day on a weighted average basis for the 53 vessels in our fleet, excluding vessels owned by Baltic Trading Limited.

John C. Wobensmith, Chief Financial Officer, commented, “During the second quarter, management maintained an opportunistic time charter approach in a volatile rate environment. By employing a large majority of our vessels on short-term or spot market-related contracts, we expect to increase the Company’s future earnings potential when market conditions improve while continuing to provide high quality service for our customers. We remain focused on effectively managing the Company through the current drybulk shipping cycle and utilizing our high-quality fleet to capitalize on the positive long-term demand for core commodities in China, India and other developing countries.”

Financial Review: First Half 2013

The net loss attributable to Genco was $93.5 million or $2.17 basic and diluted loss per share for the six months ended June 30, 2013, compared to a net loss attributable to Genco of $60.8 million or $1.50 basic and diluted loss per share for the six months ended June 30, 2012. Voyage revenues decreased to $84.6 million for the six months ended June 30, 2013 compared to $121.1 million for the six months ended June 30, 2012. EBITDA was $18.9 million for the six months ended June 30, 2013 versus $52.0 million for the six months ended June 30, 2012. TCE rates obtained by the Company decreased to $7,247 per day for the six months ended June 30, 2013 from $10,774 per day for the six months ended June 30, 2012, mainly due to lower rates achieved for our vessels during the first half of 2013 as compared to the same period in 2012. Total operating expenses were $143.8 million for the six months ended June 30, 2013 compared to $145.7 million for the six months ended June 30, 2012, and daily vessel operating expenses per vessel were $4,802 versus $5,082 for the comparative periods, mainly due to lower maintenance related expenses.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the six months ended June 30, 2013 was $25.3 million, compared to net cash provided by operating activities for the six months ended June 30, 2012 of $0.6 million. The fluctuation of $25.9 million in cash from operating activities was primarily due to a net loss of $100.9 million for the six months ended June 30, 2013 compared to a net loss of $66.9 million for the six months ended June 30, 2012, which resulted from lower charter rates achieved in the first half of 2013 versus the same period in 2012 for the majority of the vessels in our fleet. This was partially offset by lower drydocking costs incurred during the first half of 2013 compared to the same period of 2012.

Net cash used in investing activities for the six months ended June 30, 2013 and 2012 was $0.2 million and $2.7 million, respectively.  The decrease was due to the use of less funds for vessel related and fixed asset purchases during the first half of 2013 compared to 2012. For the six months ended June 30, 2013, cash used in investing activities consisted of the purchase of fixed assets in the amount of $0.2 million and vessel related purchases. For the six months ended June 30, 2012, cash used in investing activities was predominantly due to purchases of fixed assets in the amount of $1.8 million and vessel related purchases totaling $0.8 million.

Net cash provided by financing activities during the six months ended June 30, 2013 and 2012 was $22.5 million and $20.1 million, respectively. Cash provided by financing activities for the six months ended June 30, 2013 consisted of $21.8 million of proceeds from the issuance of common stock by our subsidiary Baltic Trading Limited as well as $1.0 million of proceeds from the 2010 Baltic Trading Credit Facility slightly offset by the $0.3 million dividend payment by Baltic Trading, to its outside shareholders. Under amendments to all three of our credit facilities in August of 2012, Genco’s scheduled amortization payments have been eliminated for each of the credit facilities through and including the quarter ending December 31, 2013. Cash used in financing activities for the six months ended June 30, 2012 mainly consisted of the following: $12.5 million repayment of debt under the 2007 Credit Facility, $10.2 million repayment of debt under the $253 Million Term Loan Facility, $3.8 million repayment of debt under the $100 Million Term Loan Facility, $0.2 million of deferred financing costs and the $3.1 million dividend payment of our subsidiary Baltic Trading Limited to its outside shareholders. Those uses partially offset $49.9 million of net proceeds provided by our follow-on offering in February 2012.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Excluding Baltic Trading Limited’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt. In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels with an aggregate carrying capacity of approximately 672,000 dwt.  After the expected delivery of the two Handysize vessels that Baltic Trading has agreed to acquire, Baltic Trading will own 11 drybulk vessels, consisting of two Capesize, four Supramax and five Handysize vessels with a total carrying capacity of approximately 736,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional expenditures due to special surveys and drydockings for our fleet.  We estimate that two of our vessels will be drydocked during the third quarter of 2013 and no additional vessels will be drydocked during the fourth quarter of 2013.  We further anticipate that 21 of our vessels will be drydocked in 2014.

We estimate our drydocking costs for our fleet, excluding the vessels owned by Baltic Trading Limited, through 2014 to be:

	Q3 2013	Q4 2013	2014
Estimated Costs (1)	$1.4 million	-	$15.8 million
Estimated Offhire Days (2)	31	-	420

(1) Estimates are based on our budgeted cost of drydocking our vessels in China.  Actual costs will vary based on various factors, including where the drydockings are actually performed.  We expect to fund these costs with cash from operations.  The Genco Sugar drydock concluded on July 11, 2013.  The majority of the costs associated with this drydock are expected to be incurred during the third quarter of 2013.

(2) Assumes 20 days per drydocking per vessel.  Actual length will vary based on the condition of the vessel, yard schedules and other factors.

The drydocking for the Genco Sugar commenced on June 20, 2013 and was completed, during the third quarter, on July 11, 2013.  The vessel was on planned offhire for 10.6 days in connection with the scheduled drydocking at a cumulative cost of approximately $0.2 million for the second quarter of 2013.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$44,941	$62,112	$84,617	$121,137
Service revenues	819	819	1,629	1,638
Total revenues	45,760	62,931	86,246	122,775

Operating expenses:
Voyage expenses	2,867	995	4,139	2,405
Vessel operating expenses	26,766	29,516	53,885	57,351
General, administrative and management fees	8,480	8,362	16,672	17,058
Depreciation and amortization	34,722	34,491	69,100	68,916
Total operating expenses	72,835	73,364	143,796	145,730

Operating loss	(27,075)	(10,433)	(57,550)	(22,955)

Other (expense) income:
Other (expense) income	(33)	20	(13)	4
Interest income	16	148	34	303
Interest expense	(21,554)	(19,884)	(42,843)	(43,614)
Other expense	(21,571)	(19,716)	(42,822)	(43,307)

Loss before income taxes	(48,646)	(30,149)	(100,372)	(66,262)

Income tax expense	(294)	(343)	(518)	(615)

Net loss	(48,940)	(30,492)	(100,890)	(66,877)
Less: Net loss attributable to noncontrolling interest	(3,571)	(2,751)	(7,358)	(6,037)

Net loss attributable to Genco Shipping & Trading Limited	$(45,369)	$(27,741)	$(93,532)	$(60,840)

Net loss per share - basic	$(1.05)	$(0.65)	$(2.17)	$(1.50)

Net loss per share - diluted(1)	$(1.05)	$(0.65)	$(2.17)	$(1.50)

Weighted average common shares outstanding - basic	43,196,895	42,878,228	43,179,300	40,484,409

Weighted average common shares outstanding - diluted(1)	43,196,895	42,878,228	43,179,300	40,484,409

	June 30, 2013	December 31, 2012
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$79,705	$82,750
Current assets	111,398	102,460
Total assets	2,777,660	2,843,371
Current liabilities	1,477,474	25,680
Total long-term debt	102,250	1,524,357
Shareholders' equity (including $218.6 million and $194.9 million of non-controlling interest at June 30, 2013 and December 31, 2012, respectively)	1,194,923	1,261,207

	Six Months Ended
	June 30, 2013	June 30, 2012
	(unaudited)

Net cash (used in) provided by operating activities	$(25,270)	$558
Net cash used in investing activities	(249)	(2,650)
Net cash provided by financing activities	22,474	20,142

1)	The convertible notes were anti-dilutive for the quarter and year to date periods ended June 30, 2013 and June 30, 2012.

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(45,369)	$(27,741)	$(93,532)	$(60,840)
+ Net interest expense	21,538	19,736	42,809	43,311
+ Income tax expense	294	343	518	615
+ Depreciation and amortization	34,722	34,491	69,100	68,916
EBITDA(1)	$11,185	$26,829	$18,895	$52,002

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
GENCO STANDALONE FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	53	53	53	53
Average number of vessels (2)	53.0	53.0	53.0	53.0
Total ownership days for fleet (3)	4,823	4,823	9,593	9,646
Total available days for fleet (4)	4,777	4,713	9,495	9,391
Total operating days for fleet (5)	4,752	4,696	9,431	9,339
Fleet utilization (6)	99.5%	99.6%	99.3%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$7,505	$11,435	$7,252	$11,209
Daily vessel operating expenses per vessel (8)	4,669	5,234	4,771	5,096

	Three Months Ended		Six Months Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
CONSOLIDATED FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	62	62	62	62
Average number of vessels (2)	62.0	62.0	62.0	62.0
Total ownership days for fleet (3)	5,642	5,642	11,222	11,284
Total available days for fleet (4)	5,590	5,523	11,106	11,020
Total operating days for fleet (5)	5,564	5,498	11,041	10,956
Fleet utilization (6)	99.5%	99.6%	99.4%	99.4%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$7,526	$11,067	$7,247	$10,774
Daily vessel operating expenses per vessel (8)	4,744	5,232	4,802	5,082

(1) EBITDA represents net (loss) income attributable to Genco Shipping & Trading Limited plus net interest expense, taxes and depreciation and amortization.  EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers.  Our management uses EBITDA as a performance measure in our consolidating internal financial statements, and it is presented for review at our board meetings.  The Company believes that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing.  EBITDA presents investors with a measure in addition to net income to evaluate the Company’s performance prior to these costs.  EBITDA is not an item recognized by U.S. GAAP and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP.  EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows.  The definition of EBITDA used here may not be comparable to that used by other companies.  The foregoing definition of EBITDA differs from the definition of Consolidated EBITDA used in the financial covenants of our 2007 Credit Facility, our $253 Million Term Loan Credit Facility, and $100 Million Term Loan Credit Facility.  Specifically, Consolidated EBITDA substitutes gross interest expense (which includes amortization of deferred financing costs) for net interest expense used in our definition of EBITDA, includes adjustments for restricted stock amortization and non-cash charges for deferred financing costs related to the refinancing of the other credit facilities or any non-cash losses from our investment in Jinhui and excludes extraordinary gains or losses and gains or losses from derivative instruments used for hedging purposes or sales of assets other than inventory sold in the ordinary course of business.
(2) Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
(3) We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
(4) We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
(5) We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
(6) We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
(7) We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Since some vessels were acquired with an existing time charter at a below-market rate, we allocated the purchase price between the vessel and an intangible liability for the value assigned to the below-market charterhire.  This intangible liability is amortized as an increase to voyage revenues over the minimum remaining term of the charter.
(8) We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading’s vessels, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. After the expected delivery of the two Handysize vessels that Baltic Trading has agreed to acquire, Baltic Trading will own 11 drybulk vessels, consisting of two Capesize, four Supramax and five Handysize vessels.

Our current fleet, other than Baltic Trading’s vessels, contains ten groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of July 31, 2013, the average age of our fleet was 8.2 years, as compared to the average age for the world fleet of approximately 10 years for the drybulk shipping segments in which we compete.

The following table reflects the current employment of Genco's current fleet, excluding Baltic Trading’s vessels:

Vessel	Year Built	Charterer	Charter Expiration (1)	Cash Daily Rate (2)

Capesize Vessels
Genco Augustus	2007	Cargill International S.A.	February 2014	103% of BCI
Genco Tiberius	2007	Cargill International S.A.	September 2013	100% of BCI
Genco London	2007	Cargill International S.A.	August 2013	100% of BCI
Genco Titus	2007	Swissmarine Services S.A.	July 2014	100% of BCI(3)
Genco Constantine	2008	Cargill International S.A.	October 2013	100% of BCI
Genco Hadrian	2008	Swissmarine Services S.A.	October 2013	98.5% of BCI
Genco Commodus	2009	Swissmarine Services S.A.	February 2014	99% of BCI
Genco Maximus	2009	Swissmarine Services S.A.	December 2013	98.5% of BCI
Genco Claudius	2010	Swissmarine Services S.A.	January 2014	98.5% of BCI

Panamax Vessels
Genco Beauty	1999	Global Maritime Investments Ltd.	August 2013	97% of BPI
Genco Knight	1999	Swissmarine Services S.A.	January 2014	98% of BPI
Genco Leader	1999	TTMI Sarl	December 2013	100% of BPI
Genco Vigour	1999	Global Maritime Investments Ltd.	August 2013	100% of BPI(4)
Genco Acheron	1999	Global Maritime Investments Ltd.	August 2013	97% of BPI
Genco Surprise	1998	Swissmarine Services S.A.	September 2013	97% of BPI
Genco Raptor	2007	Global Maritime Investments Ltd.	August 2013	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	Sep. 2013/Dec. 2013	97% of BPI/98.5% of BPI(5)

Supramax Vessels
Genco Predator	2005	D’Amico Dry Ltd.	October 2014	101% of BSI
Genco Warrior	2005	Pacific Basin Chartering Ltd.	May 2014	101% of BSI
Genco Hunter	2007	Pacific Basin Chartering Ltd.	August 2013	105% of BSI
Genco Cavalier	2007	Dadi Impex Pvt. Ltd.	August 2013	$6,000(6)
Genco Lorraine	2009	Pioneer Navigation Ltd.	August 2013	$9,400
Genco Loire	2009	D/S Norden	August 2013	$9,000(7)
Genco Aquitaine	2009	AMN Bulk Carriers Inc.	February 2014	$8,550(8)
Genco Ardennes	2009	Hamburg Bulk Carriers	February 2014	$10,250
Genco Auvergne	2009	Pioneer Navigation Ltd.	July 2014	100% of BSI
Genco Bourgogne	2010	Thoresen Shipping Singapore PTE Ltd.	August 2013	$8,000
Genco Brittany	2010	D’Amico Dry Ltd.	October 2014	100% of BSI
Genco Languedoc	2010	D’Amico Dry Ltd.	January 2015	100% of BSI
Genco Normandy	2007	D/S Norden	July 2013	$10,000(9)
Genco Picardy	2005	Pioneer Navigation Ltd.	December 2014	101% of BSI
Genco Provence	2004	Pioneer Navigation Ltd.	March 2014	101% of BSI
Genco Pyrenees	2010	Grieg Star Bulk A/S	August 2013	$5,000(10)
Genco Rhone	2011	Pioneer Navigation Ltd.	November 2015	100% of BSI

Handymax Vessels
Genco Success	1997	Global Maritime Trust PTE Ltd.	August 2013	$8,000(11)
Genco Carrier	1998	Oldendorff GMBH & Co.	August 2013	$8,000(12)
Genco Prosperity	1997	ED & F MAN Shipping Ltd.	August 2013	$7,000
Genco Wisdom	1997	ED & F MAN Shipping Ltd	March 2014	91.5% of BSI
Genco Marine	1996	Pacific Basin Chartering Ltd.	August 2013	$7,500(13)
Genco Muse	2001	Pacific Basin Chartering Ltd.	April 2014	92.5% of BSI

Handysize Vessels
Genco Sugar	1998	Lauritzen Bulkers A/S	October 2013	Spot(14)
Genco Pioneer	1999	Lauritzen Bulkers A/S	October 2013	Spot(14)
Genco Progress	1999	Lauritzen Bulkers A/S	July 2014	Spot(14)
Genco Reliance	1999	Lauritzen Bulkers A/S	July 2014	Spot(14)
Genco Explorer	1999	Lauritzen Bulkers A/S	July 2014	Spot(14)
Genco Charger	2005	Pacific Basin Chartering Ltd.	February 2015	100% of BHSI
Genco Challenger	2003	Pacific Basin Chartering Ltd.	February 2015	100% of BHSI
Genco Champion	2006	Pacific Basin Chartering Ltd.	August 2015	100% of BHSI
Genco Ocean	2010	Pioneer Navigation Ltd.	March 2015	107% of BHSI(15)
Genco Bay	2010	Pacific Basin Chartering Ltd.	December 2014	107% of BHSI
Genco Avra	2011	Cargill International S.A.	March 2014	$8,500-$13,500 with 50% profit sharing(16)
Genco Mare	2011	Cargill International S.A.	May 2015	115% of BHSI
Genco Spirit	2011	Cargill International S.A.	September 2014	$8,500-$13,500 with 50% profit sharing(16)

(1) The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2) Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.

(3) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter for 10.5 to 13.5 months based on 100% of the Baltic Capesize Index (BCI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. Genco maintains the option to convert to a fixed rate based on Capesize FFA values at 100%. The extension is expected to begin on or about September 1, 2013.

(4) We have agreed to an extension with Global Maritime Investments Ltd. on a spot market-related time charter for one trip from the east coast of South America to Europe based on 100% of Baltic Panamax Index (BPI) route 1A, published by the Baltic Exchange, as reflected in daily reports. Thereafter, the vessel is expected to travel to the Far East and earn a hire rate based on 100% of the BPI. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension began on May 4, 2013.

(5) We have agreed to an extension with Swissmarine Services S.A. on a spot market-related time charter extending the current minimum and maximum periods by six months based on 98.5% of the BPI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension is expected to begin on or about September 26, 2013. The minimum period was originally June 26, 2013.

(6) We have reached an agreement with Dadi Impex Pvt. Ltd. on a time charter for approximately 30 days at a rate of $6,000 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on June 2, 2013.

(7) We have reached an agreement with D/S Norden on a time charter for approximately 20 days at a rate of $9,000 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on July 27, 2013 after repositioning.  The vessel redelivered to Genco on July 21, 2013.

(8) We have reached an agreement with AMN Bulk Carriers Inc. on a time charter for 7.5 to 12 months at a rate of $8,550 per day except for the initial 30 days in which the hire rate is $7,000 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on July 6, 2013.

(9) The vessel redelivered from D/S Norden on July 29, 2013 after being fixed at a rate of $10,000 per day less a 5.00% third-party brokerage commission.  The vessel delivered to D/S Norden on July 2, 2013 after repositioning.

(10) We have reached an agreement with Grieg Star Bulk A/S on a time charter for approximately 55 days at a rate of $5,000 per day.  If the duration of the time charter exceeds 60 days the rate then becomes $10,000 per day thereafter.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on June 28, 2013.

(11) We have reached an agreement with Global Maritime Trust PTE Ltd. on a time charter for approximately 50 days at a rate of $8,000 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on June 24, 2013 after repositioning.  A ballast bonus was awarded after the repositioning period.  The vessel redelivered from ED & F MAN Shipping on June 5, 2013.

(12) We have reached an agreement with Oldendorff GMBH & Co. on a time charter for approximately 30 days at a rate of $8,000 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The vessel delivered to charterers on June 23, 2013 after repositioning.  A ballast bonus was awarded after the repositioning period.  The vessel redelivered from Klaveness Chartering on May 30, 2013.

(13) We have agreed to an extension with Pacific Basin Chartering Ltd. on a time charter for approximately 30 days at a rate of $7,500 per day.  Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission.  The extension began on June 30, 2013.

(14) We have reached an agreement to enter these vessels into the LB/IVS Pool whereby Lauritzen Bulkers A/S acts as the pool manager. We can withdraw up to two vessels with three months’ notice and the remaining three vessels with 12 months’ notice.  We gave the appropriate notice during July 2013 to withdraw the Genco Sugar and Genco Pioneer from the LB/IVS Pool.

(15) We have reached an agreement with Pioneer Navigation Ltd. on a spot market-related time charter based on 107% of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports except for the initial 40 days in which the hire rate is $6,250 per day.  Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission.  The minimum and maximum expiration dates of the time charter are approximately March 21, 2015 and June 20, 2015, respectively.  Genco maintains the option to convert to a fixed rate based on Handysize FFA values at 107%.  The vessel is expected to deliver to charterers on or about August 2, 2013 after the conclusion of the current time charter with Cargill International S.A. which is based on a rate linked to a floor and ceiling with profit sharing as further explained below.

(16) The rate for the spot market-related time charter is linked with a floor of $8,500 and a ceiling of $13,500 daily with a 50% profit sharing arrangement to apply to any amount above the ceiling. The rate is based on 115% of the average of the daily rates of the BHSI, as reflected in daily reports. Hire is paid every 15 days in advance net of a 5.00% third-party brokerage commission.  These vessels were acquired with existing time charters with below-market rates. For these below-market time charters, Genco allocates the purchase price between the respective vessels and an intangible liability for the value assigned to the below-market charter-hire. This intangible liability is amortized as an increase to voyage revenues over the minimum remaining terms of the applicable charters, at which point the respective liabilities will be amortized to zero and the vessels will begin earning the ‘‘Cash Daily Rate.’’ For cash flow purposes, Genco will continue to receive the rate presented in the ‘‘Cash Daily Rate’’ column until the charter expires.  Specifically, for the Genco Spirit and Genco Avra, the daily amount of amortization associated with the below-market rates are approximately $200 and $350 per day over the actual cash rate earned, respectively.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Excluding Baltic Trading Limited’s fleet, we own a fleet of 53 drybulk vessels, consisting of nine Capesize, eight Panamax, 17 Supramax, six Handymax and 13 Handysize vessels, with an aggregate carrying capacity of approximately 3,810,000 dwt.  In addition, our subsidiary Baltic Trading Limited currently owns a fleet of nine drybulk vessels, consisting of two Capesize, four Supramax, and three Handysize vessels. After the expected delivery of the two Handysize vessels that Baltic Trading has agreed to acquire, Baltic Trading will own 11 drybulk vessels, consisting of two Capesize, four Supramax and five Handysize vessels. References to Genco’s vessels and fleet in this press release exclude vessels owned by Baltic Trading Limited.

Conference Call Announcement

Genco Shipping & Trading Limited announced that it will hold a conference call on Thursday, August 1, 2013 at 8:30 a.m. Eastern Time, to discuss its 2013 second quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 438-5535 or (719) 457-2083 and enter passcode 3132802. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 3132802. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor section. Accordingly, investors should monitor the Investor portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please submit your e-mail address at the Investor Relations Home page of the Investor section of our website.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines in demand or rates in the drybulk shipping industry; (ii) prolonged weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the Company’s ability to obtain modifications or alternatives to its financing arrangements on acceptable terms; (xvi) the fulfillment of the closing conditions under, or the execution of additional documentation for, Baltic Trading’s agreements to acquire vessels; and (xvii) completion of definitive documentation for and funding of financing for the vessel acquisitions on acceptable terms; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and its reports on Form 10-Q and Form 8-K.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.